UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2017

LEVEL BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	001-38299	47-3414576
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4521 Sharon Road, Suite 450, Charlotte, NC 28211
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (704) 445-5800 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 30, 2017 Level Brands, Inc. entered into a License Agreement with Isodiol International, Inc. (CSE: ISOL, OTCQB: ISOLF, FSE:LB6A.F), a Canadian company which is a developer of pharmaceutical grade phytochemical compounds and a manufacture and developer of phytoceutical consumer products. Under the terms of the License Agreement we granted Isodiol International a non-exclusive, non-transferrable license to use the kathy ireland Health & Wellness™ in the marketing, development, manufacture, sale and distribution of cannabidiol (CBD) related products in the United States and Canada. The initial term of the License Agreement is five years, with automatic two year extensions unless either party notifies the other of non-renewal at least 90 days prior to the end of the then current term.

As compensation, we will receive:

•	a licensing fee of $125,000, with $62,500 paid upon the execution of the License Agreement and the balance due by June 30, 2018;

•	1,679,321 shares of Isodiol International's common stock, which is equal to $2 million, upon the execution of the License Agreement;

•
additional shares of Isodiol International's common stock on the last day of each calendar quarter commencing March 31, 2018 in such amount as shall equal $750,000 based upon the closing price of such shares on the last business day of the quarter; and

•	a royalty of 3% of the gross licensed marks sales, payable monthly.

The parties agreed to confer and mutually decide in good faith prior to January 31, 2018 whether to move forward with the transactions contemplated by the License Agreement. If the parties determine not to move forward, either party may terminate the agreement upon written notice in which event we will not receive any compensation.

We have agreed to use our commercially reasonable efforts to perform certain promotional obligations, including: (i) producing up to eight branded videos each year during the term of the agreement; (ii) making our media and marketing teams available for use in creating this video content for which we will be separately compensated; (iii) Kathy Ireland will be available once a quarter to participate in industry conferences or meetings (personally or through digital media); and (iv) Ms. Ireland and our company will undertake certain social media marketing.

Isodiol International has indemnified us for any claims by third parties related to the design, manufacture, sale, purchase, use, advertising, marketing and/or distribution of the licensed products. The License Agreement may be terminated by either party upon 30 days notice in the event of material breach of the agreement. In the event of such termination, all amounts due us under the License Agreement become immediately due and payable.

The foregoing description of the terms and conditions of the License Agreement is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.67 to this report.

We have also agreed in principal upon terms to sublicense the use of the I’M1 trademarks and intellectual property to Isodiol International for similar products which will be targeted to men. We expect to enter into a definitive agreement with Isodiol Interntional for this additional license in the near future.

Item 7.01. Regulation FD Disclosure.

On January 8, 2018, Level Brands, Inc. will issue a press release announcing the License Agreement with Isodiol International, Inc. A copy of this press release is furnished as Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Level Brands, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits:

10.67	License Agreement dated December 30, 2017 by and between Level Brands, Inc. and Isodiol International, Inc. *

99.1	Press release dated January 8, 2018 *

*	filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVEL BRANDS, INC.

Date: January 5, 2018	By:	/s/ Mark Elliott
Mark Elliott
Chief Financial Officer and Chief Operating Officer